Exhibit 99.1

AT EPIX

Investor Relations (617) 250-6012

Michael Webb, Chief Executive Officer

FOR IMMEDIATE RELEASE

July 19, 2005

EPIX to Amend EP-2104R Clinical Trial Protocols

- Company expects delay in completion of Phase II studies -

Cambridge, MA July 19, 2005 — EPIX Pharmaceuticals (NASDAQ: EPIX) today announced that it is amending the ongoing Phase II proof-of-concept clinical trial protocols for EP-2104R to include additional patient safety monitoring based on a review by the FDA of data from a 14-day, repeat dose preclinical toxicology study.  The additional patient monitoring in the Phase II trials is expected to extend the timeline and increase the costs for EP-2104R development.  The extent of the delay and increased cost cannot be determined at this time, and may be affected by the impact of protocol amendments on enrollment in the Phase II trials, as well as discussions with the FDA related to potential additional safety requirements for this program.  EP-2104R is a fibrin-targeted imaging agent designed to detect blood clots with magnetic resonance imaging (MRI).

“EPIX has always been committed to patient safety,” commented Michael D. Webb, Chief Executive Officer of EPIX.  “We believe that the observations in the pre-clinical study, which occurred in both drug-treated and non-drug-treated animals, do not establish a clear relationship to EP-2104R.   We look forward to working with the FDA to address their questions.  We continue to believe that EP-2104R could represent a significant diagnostic improvement over current imaging techniques for the serious medical conditions in which blood clots are involved.”

EPIX Pharmaceuticals, Inc., based in Cambridge, MA, discovers and develops innovative pharmaceuticals for imaging that are designed to transform the diagnosis, treatment and monitoring of disease. The Company uses its proprietary Target Visualization Technology(TM) to create imaging agents targeted at the molecular level, designed to enable physicians to use Magnetic Resonance Imaging (MRI) to obtain detailed information about specific disease processes. The Company’s lead product candidate, Vasovist (MS-325), is the first imaging pharmaceutical specifically designed for MRA. Schering AG, Germany, the market leader in MRI contrast agents, is the worldwide sales, marketing and development partner for Vasovist. In June 2005 the FDA accepted EPIX’ submission of May 2005 as a complete response to the approvable letter received from the FDA in January 2005 for Vasovist (MS-325). Schering AG submitted Vasovist, which is trademarked in Europe as Vasovist(R), for marketing approval in the European Union in June 2004. In June 2005, the European Committee for Medicinal Products for Human Use (CHMP) adopted a positive opinion, recommending Vasovist for approval for contrast-enhanced magnetic resonance angiography for visualization of abdominal or limb vessels in patients with suspected or known vascular disease. EPIX is also collaborating with Schering AG in the development of its second drug candidate, EP-2104R, for imaging blood clots using MRI, and in a research partnership to discover novel compounds for MRI. To receive the latest EPIX news and other corporate developments, please visit the EPIX website at www.epixpharma.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations of the Company’s management, including statements relating to the advancement of Vasovist and our pipeline of novel pharmaceuticals through the clinical and non-clinical development and regulatory approval process. Such statements are subject to risks and uncertainties which could cause actual results to differ from those projected, including risks and uncertainties related to the conduct of, and results obtained from, our clinical trials, whether our products under development receive regulatory approvals, and the timing of such approvals, if any, our dependence on corporate collaborations, our ability to develop multiple applications for our products and technologies, market acceptance of our products, reimbursement policies of third-party payors with respect to our products, competition and technological change and other risks and uncertainties described in our Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission.

CONTACT: EPIX Pharmaceuticals, Inc
Investor Relations, 617-250-6012
Michael Webb, Chief Executive Officer

SOURCE: EPIX Pharmaceuticals, Inc.